EXHIBIT 10.01

Final 12/28/2010

CONSULTING AND CONFIDENTIALITY AGREEMENT

THIS CONSULTING AND CONFIDENTIALITY AGREEMENT  (the “Agreement”), dated as of December 28, 2010 and effective December 1, 2010,  is made and entered into by and between Integral Technologies, Inc., a Nevada corporation, (the “Company” or “Integral”) and James Eagan, individually, (the “Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain consulting services as the Company may direct; and

WHEREAS, the Consultant is willing to be engaged by the Company as a consultant and to provide such services in assisting in the commercialization of Integral’s ElectriPlast™ and other technologies.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Consulting.  The Company hereby retains Consultant, and Consultant hereby agrees to be available as a consultant to the Company, upon the terms and subject to the conditions contained herein.  During the Consultant Term (as hereinafter defined), Consultant shall provide certain consulting services to the Company as requested by management.

2.              Term.  Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date set forth above (the “Effective Date”) and shall continue until November 30, 2013 (the “Consultant Term”).

3.              Compensation.  In consideration of the Services (as hereafter defined) to be rendered by Consultant hereunder, during the Consultant Term the Company shall pay and grant to Consultant, and Consultant agrees to accept the following:

(a)            As a consulting fee, $14,000 per month (the “Consulting Fee”) payable at the beginning of each month.  The decision on whether the Consulting Fee will be increased will be at the sole discretion of the Company.  The Company shall pay the Consulting Fee to the Consultant without offset, deduction or withholding of any kind or for any purpose. The Consultant shall pay any and all taxes, including, federal, state and local taxes, incurred by him with respect to the Consulting Fee.

(b)            On the execution of this Agreement, the amount of 150,000 common shares of the Company and, on the six-month anniversary of the execution of this Agreement, an additional 100,000 common shares of the Company, all duly issued.

(c)            On the execution of this Agreement, the Company shall grant to Consultant 600,000 options for the right to purchase common stock of the Company. The Grant of Option forms part of this Agreement and is attached as Exhibit A. These options shall be priced and vested pursuant to the Grant of Option and as indicated below.

Number of Options	Vesting Date	Expiry Date	Option Price
100,000	June 1, 2011	June 1, 2014	$0.85
100,000	December 1, 2011	December 1, 2014	$0.85
100,000	June 1, 2012	June 1, 2015	$0.85
100,000	December 1, 2012	December 1, 2015	$0.85
100,000	June 1, 2013	June 1, 2016	$0.85
100,000	December 1, 2013	December 1, 2016	$0.85

            (d)            On the first year anniversary of the execution of this Agreement the Company shall grant to Consultant 1,250,000 options for the right to purchase common stock of the Company. The Grant of Option forms part of this Agreement and is attached as Exhibit A. These options shall be priced and vested pursuant to the Grant of Option and as indicated below.

Number of Options	Vesting Date	Expiry Date	Option Price
250,000	December 1, 2011	December 1, 2014	$0.001
250,000	June 1, 2012	June 1, 2015	$0.001
250,000	December 1, 2012	December 1, 2015	$0.001
250,000	June 1, 2013	June 1, 2016	$0.001
250,000	December 1, 2013	December 1, 2016	$0.001

(e)            The consideration to be given by Consultant for the Consulting Fee, the issue of common stock and the Grant of Options shall include the following services (the “Services”) over the Consultant Term:  Consultant’s Services shall consist of those duties and responsibilities as may be established and directed by the management of the Company. The Company and the Consultant intend that the Services shall be rendered primarily from the Consultant's home office in Virginia and may be provided in person at meetings or via telephone or e-mail or other written communications.

4.              Termination.

(a)            The Consultant Term will end on November 30, 2013 (the “Expiration Date”), unless sooner terminated (i) by the death of James Eagan or upon Notice of Termination (as defined below) delivered to Consultant as a result of his Disability (as defined in Section 4(f) below), (ii) by the Company at any time prior to the Expiration Date for Cause (as defined in Section 4(d) below), or (iii) by the Consultant for material breach of this Agreement by the Company, which is not cured after 30 days’ written notice of such breach by Consultant to Company.   Any termination of the Consultant Term by the Company or by Consultant (other than termination upon James Eagan’s death or for breach by the Company) must be communicated by written “Notice of Termination” to the other party hereto.  “Termination Date” means (i) if the Consultant Term has not already been terminated by such date, the Expiration Date, (ii) if the Consultant Term is terminated by James Eagan’s death, the date of James Eagan’s death, (iii) if the Consultant Term is terminated upon James Eagan’s Disability, by the Company, the date specified in the Notice of Termination, (iv) if the Consultant Term is terminated by the Company for Cause, upon receipt of Notice of Termination by James Eagan;   (v) if the Consultant Term is terminated by James Eagan, upon the expiration of 30 days following receipt by the Company of written  notice of a breach that has not been cured by the Company within such period.

(b)            If the Consultant Term is terminated by the Company for Cause, the Company will pay Consultant only those amounts due as identified in paragraph 3(a), prorated, to the Termination Date and any unpaid expenses as of the Termination Date.  Upon delivery of the payment described in this Section 4(b), the Company will have no further obligation to Consultant under this Agreement. Consultant shall retain all vested stock options granted him as of the Date of Termination.

(c)            If Consultant Term is terminated by the Consultant under paragraph 4(a) for material breach of this Agreement by the Company, the Company will pay Consultant the full amount of the remaining compensation for the entire Consultant Term as identified in Section 3(a) as compensation payments become due monthly, plus all unpaid expenses as of the Termination Date.  Consultant shall retain all vested stock options granted him as of the Date of Termination.

(d)            “Cause” means any one of the following: (i) a material breach by Consultant of this Agreement, (ii) Consultant’s conviction of, guilty plea to, or confession of guilt of, a felony, but expressly excluding misdemeanor traffic violations, (iii) fraudulent, dishonest or illegal conduct, gross negligence or willful misconduct by Consultant in the performance of Services for or on behalf of the Company or any of its subsidiaries or any other conduct detrimental to the business, operations or reputation of the Company or any of its subsidiaries as determined by the Company’s board of directors (the “Board”)  in good faith, regardless of whether such conduct is within the scope of Consultant’s duties, (iv) Consultant’s misappropriation of funds, (v) Consultant engaging in conduct involving an act of moral turpitude, (vi) failure to comply with the directions of the Board, provided that such directions are reasonable, lawful, and consistent with Consultant’s duties and responsibilities hereunder, (vii) Consultant’s failure to perform in any material respect all of Consultant’s obligations and duties pursuant to this Agreement, (viii) Consultant’s failure to achieve performance and other goals established by the Board in good faith from time to time (except where such failure results from extraordinary circumstances outside of Consultant’s control (i.e. force majeure).

(e)            “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents James Eagan from performing substantially all of the duties Consultant has been assigned by the management of the Company or any of its subsidiaries for either (i) 30 consecutive days or (ii) 30 days during any period of 365 consecutive days, in each case as determined in good faith by the Board.

5.              Reimbursement.  The Company will reimburse Consultant for all reasonable out-of-pocket expenses incurred in connection with this Agreement..

6.              Confidential Information.   Forming part of this Agreement as Exhibit B, and to be executed by the Company and James Eagan, is the Company’s standard Non-Disclosure Agreement.

7.              Independent Contractor.  It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor.  Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

8.          Ownership. Consultant agrees that all patentable material, notes, records, drawing, designs, improvements, developments, discoveries and trade secrets (collectively, “Material”) conceived, made or discovered by Consultant, solely or in collaboration with others, while providing services to  the Company and  the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake or which Consultant may become associated with the Company in performing the Services hereunder, are the sole property of the Company.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Material and any patents or other intellectual property rights relating thereto.

9.          Further Assurances.  Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable and proper way to secure the Company’s rights in ElectriPlast™ and applications related thereto, and any patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Material, and any patents or other intellectual property rights relating thereto,  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any instrument or papers pursuant to this Agreement shall continue after the termination of the Agreement.

10.            Work Made for Hire.  The Company is engaging the services of Consultant to provide Services as described herein for or on behalf of the Company and/or for a customer or customers of the Company. Consultant recognizes and agrees that all work and products that Consultant creates or develops within the scope of this engagement will be Work Made for Hire that belongs to the Company and will remain the property of the Company.  The Company will exclusively own, solely and completely, any work, process, product, idea or concept – whether such may be protected by patent or not – that Consultant creates, conceives or develops, in whole or in part, within the scope of Consultant’s engagement by the Company. To the extent that Consultant’s work for the Company may not be deemed a Work Made For Hire, Consultant hereby assigns all of his right, ownership, interest and patents in such works completely and exclusively to the Company.

11.            Representations and Warranties

(a)            Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Consultant that:

(i) Incorporation, Good Standing, and Due Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and in which it proposes to be engaged; and in good standing under the laws of the State of Washington and of each other jurisdiction in which qualification is required.

(ii) Corporate Power and Authority. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action of the Company and do not and will not (A) require any consent or approval of the Company's interest holders or any other body, entity or person; (B) contravene the Company's articles of incorporation, by-laws, shareholders’ agreement or similar organizational documents of the Company; (C) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree determination or award presently in effect having applicability to the Company; (D) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(iii) Legally Enforceable Agreement. This Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

(b)            Representations and Warranties of the Consultant. The Consultant represents and warrants to and covenants with the Company that:

(i) Power and Authority. The execution, delivery and performance by the Consultant of this Agreement, does not and will not (A) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Consultant; (ii) result in a breach of or constitute a default under any agreement or other instrument to which the Consultant is a party.

(ii) No Third Party Approval, etc. The execution, delivery and performance by the Consultant of this Agreement do not and will not require any consent or approval of any third party individual or entity.

(iii) Legally Enforceable Agreement. This Agreement is the  legal, valid and binding obligation of the Consultant, enforceable against him in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

12.            Indemnity by the Company.  The Company shall protect, defend, indemnify and hold Consultant and his assigns and attorneys, accountants, agents, consultants and employees harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, cost and expenses (including reasonable attorneys fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation warranty, covenant or agreement made by the Company; (ii) any legal action, including any counterclaim, representation, warranty, covenant or agreement made by the Company; or (iii) negligent or willful misconduct, occurring during the term hereof, or thereafter, with respect to any decisions made by the Company; or (iv) any action by third parties.

13.            Indemnity by the Consultant.   Consultant shall protect, defend, indemnify and hold the Company and its assigns and attorneys, accountants, agents, consultants, officers, directors, affiliates, and employees harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, cost and expenses (including reasonable attorneys fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation warranty, covenant or agreement made by the Consultant; (ii) any legal action, including any counterclaim, representation, warranty, covenant or agreement made by the Consultant or any third party; (iii) negligent or willful misconduct, occurring during the Term hereof, or thereafter, with respect to any decisions made by the Consultant; or (iv) any action by third parties.

14.            Conflict of Interest.  Consultant and the Company hereby agree that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement or the acceptance of this Agreement by the Consultant.

15.            Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

16.            Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) one (1) business day after being mailed with a nationally recognized overnight courier service, or (iii) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to:	Integral Technologies, Inc.
805 W. Orchard Drive, Suite 7
Bellingham, WA 98225
Fax: 360-752-1983
Attn: William S. Robinson, Chief Executive Officer

If to the Consultant, to:	Mr. James Eagan
46347 Pryor Square
Potomac Falls,
20165

17.            Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other communications, whether written or oral. This Agreement may be modified or amended only by a writing signed by the party against whom enforcement is sought.

18.            Severability.  The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

19.            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the law of the State of Washington without giving effect to the principles of conflicts of law thereof.  The parties each hereby submit themselves for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and/or federal courts in the State of Washington.

20.            Headings/Gender.  The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.  Whenever the context shall so require, all words herein in the male gender shall include the female or neutral gender, and vice versa, and all singular words shall include the plural, and vice versa.

21.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures evidenced by facsimile transmission will be accepted as original signatures.

22.            Other Instruments.  The parties shall execute such other and further instruments as are or may become necessary or convenient to effectuate and carry out this Agreement.

23.            Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the Company shall be void and of no effect.

24.        Successors, Assigns et al.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors, assigns, heirs, executors, administrators or personal representatives, as appropriate.

25.            Dispute Resolution and Governing Law. Company and Consultant agree to initiate and maintain any legal action in jurisdictions designated in Section 21 and below, and irrevocably consent to exclusive personal jurisdiction and venue therein. Should Consultant bring legal action against the Company, the Consultant shall irrevocably agree that it will be brought and maintained on an individual basis (and not consolidated with similar cases, such as class actions, aggregated actions, or mass actions).  Any action brought by Company or Consultant shall be filed within one (1) year after the claim arises or be barred. Furthermore, except for injunctive relief, all disputes arising out of or relating to this Agreement or the subject matter thereof involving less than one million dollars ($1,000,000.00) shall be submitted to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and heard before a single arbiter.   The parties agree that if an issue arises as to whether any matter related to this Agreement is subject to arbitration, the arbiter shall decide said issue.  The arbiter shall be selected according to the procedures set by AAA.  If a party to the arbitration fails or refuses to pay the fees of AAA, then any other party to the arbitration may pay said fees and proceed with the arbitration.  The location of the arbitration shall be in Seattle, Washington. The arbiter’s award may be entered as a judgment in any court of competent jurisdiction.  The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings in the arbitration.  Disputes involving amounts exceeding the above dollar limit are not subject to arbitration and may be taken directly to court by either party. The parties agree that U.S. District Courts can hear cases involving copyright issues between them.

26.            Injunctive Relief. The parties acknowledge that a violation or attempted violation of this Agreement may cause damage to the Company or Consultant as will be irreparable, the exact amount of which would be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the parties agree that the Company or Consultant, as appropriate, shall be entitled to an injunction issued by any court of competent jurisdiction, restraining such violation or attempted violation of this Agreement by the party complained of or its affiliates, partners, or agents. The parties agree that no bond or other security shall be required in connection with such injunction.

27.            Survival of Representations, Warranties and Covenants.  Unless otherwise specifically indicated otherwise, all representations, warranties and covenants contained herein or made pursuant to this Agreement, including those in Section 12 hereof, shall survive and shall continue in full force and effect to the extent necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

INTEGRAL TECHNOLOGIES, INC.

By: /s/
William S. Robinson Chairman and CEO

JAMES EAGAN

By: /s/